                                        FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                           FILE NUMBER 333-91723




          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED FEBRUARY 14, 2000



                             up to 2,140,174 shares


                               ESYNCH CORPORATION
                    common stock, par value $0.001 per share

                                ----------------

         This prospectus supplement supplements our prospectus dated February 14, 2000, relating to the resale by certain selling security holders of up to 2,140,174 shares of our common stock, par value $0.001 per share, which may be offered and sold from time to time by certain of our shareholders or by their pledges, donees, transferees or other successors in interest that receive the shares as a gift, partnership distribution or other non-sale related transfer. We will receive no part of the proceeds from any of the sales of these shares. The "Selling Security Holders" section of the original prospectus is hereby amended and supplemented to reflect the assignment and transfer of certain shares beneficially owned by Intercoastal Financial Services Corp. to Intercoastal Holdings, LLC. This prospectus supplement should be read in conjunction with the original prospectus, and this prospectus supplement is qualified by reference to the original prospectus except to the extent that the information supersedes the information contained in the original prospectus.












           The date of this prospectus supplement is August 29, 2000.

                                        FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                           FILE NUMBER 333-91723



                            SELLING SECURITY HOLDERS

         The table of "Selling Security Holders" in the prospectus is hereby amended and supplemented to reflect an assignment and transfer of all shares held by Intercoastal Financial Services Corp. to Intercoastal Holdings, LLC., as shown in the table below.

         Except as set forth in this prospectus supplement with respect to the replacement of Intercoastal Financial Services Corp. with Intercoastal Holdings, LLC., in the table of "Selling Security Holders," there is no change in the section entitled "Selling Security Holders" in the original prospectus. We may amend or supplement the original prospectus or the prospectus supplement from time to time to update the disclosure set forth therein and herein.




                                          SHARES BENEFICIALLY OWNED

                                               BEFORE THE OFFERING        AFTER THE OFFERING
                                       SERIES J PREFERRED    COMMON(1)    PREFERRED COMMON(1)
                                       ------------------ --------------- --------- ---------
  NAME OF SELLING SECURITY HOLDER      NUMBER   PERCENT   NUMBER  PERCENT  NUMBER    NUMBER
  -------------------------------      ------   -------   ------  -------  ------    ------
  Intercoastal Holdings, LLC. (12)      12.5       4.5%    35,714   0.3%     (15)      (15)